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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement"), made as of September 10, 1998 (the "Effective Date"), by and between CADUS PHARMACEUTICAL CORPORATION, a Delaware corporation, having its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6705 (the "Corporation"), and PHILIP N. SUSSMAN, an individual with an address at 145 West 86th Street, Apt. 7A, New York, N.Y. 10024 (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Corporation desires to provide for the Executive's employment as Senior Vice President of Finance and Corporate Development and Chief Financial Officer for a term of three years, subject to the terms and provisions of the Agreement; and

         WHEREAS, the Executive desires to accept such employment, subject to the terms and provisions of the Agreement; and

         WHEREAS, the Corporation and the Executive mutually desire to provide for the grant of certain stock options;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually

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acknowledged, the Corporation and the Executive (individually a "party" and together the "parties") agree as follows:

         1. Terms of Employment. The Corporation shall employ the Executive, and the Executive shall accept employment, as Senior Vice President of Finance and Corporate Development and Chief Financial Officer of the Corporation. The Executive's employment by the Corporation pursuant to the terms of this Agreement shall commence on the Effective Date. Subject to Section 4 hereof, the Executive's employment by the Corporation shall continue in full force and effect until the earlier to occur of September 9, 2001 (the "Scheduled Termination Date") or the date on which the Executive is terminated or resigns from the Corporation pursuant to Section 4 hereof (the "Actual Termination Date"). During the term of this Agreement, the Executive shall report directly to the Chief Executive Officer of the Corporation.

         2. Full Time Commitment. During the period of employment hereunder, the Executive, except as hereinafter provided, shall devote his full business time and efforts to the business and affairs of the Corporation, use his best efforts to promote the business of the Corporation, hold the offices in the Corporation (or in any subsidiary corporation or other business entity controlled by the Corporation (a "Subsidiary")) to which from time to time he may be elected or appointed (provided, however, that the Executive shall not be entitled to additional compensation for serving as a director of the Corporation or any Subsidiary if so elected), and perform such duties as shall be assigned to him by the Board of Directors of the Corporation. Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from serving on the boards of directors of a reasonable number of other corporations

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or the boards of a reasonable number of trade associations and/or charitable organizations; engaging in charitable activities and community affairs; and managing his personal investments and affairs; provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Corporation's Senior Vice President of Finance and Corporate Development and Chief Financial Officer.

         3. Base Salary. The Corporation shall compensate the Executive for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Corporation (or any Subsidiary), by paying the Executive a base salary at the rate of $225,000 per annum for the first year of the term of the Executive's employment hereunder, $250,000 per annum for the second year of the term of the Executive's employment hereunder and $275,000 per annum for the third year of the term of the Executive's employment hereunder. Such salary shall be paid at regular intervals in accordance with the usual salary payment practices of the Corporation. Furthermore, the Executive shall be entitled to such bonuses, if any, as the Compensation Committee of the Board of Directors, in its sole discretion, may determine from time to time.

         4.    Termination of Employment.

               (a) If the Executive's employment terminates for any reason whatsoever prior to the Scheduled Termination Date, the Corporation shall pay to the Executive within ten days of such termination the salary specified in
Section 3 hereof earned through the Actual Termination Date.

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               (b) In the event that

                   (i) the Executive's employment is terminated by the Corporation without "cause" (as hereinafter defined in Section 4(e));

                   (ii) the Executive terminates his employment with the Corporation within 18 months after a "Change of Control" (as hereinafter defined in Section 4(f)) and prior to the Scheduled Termination Date and after the Executive is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status on the Effective Date, or his reporting responsibilities (including but not limited to his reporting directly to the Chief Executive Officer) or titles in effect on the Effective Date hereof are changed;

                   (iii) the Executive terminates his employment with the
                         Corporation within 3 months of a material change in the Executive's position, duties or responsibilities with respect to his employment with the Corporation (including but not limited to his reporting directly to the Chief Executive Officer) or a change in the Executive's

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                         principal place of work (A) by more than 75 miles and
                         more than 50 miles from the Executive's principal residence, or (B) to an office other than the principal executive offices of the Corporation, without the Executive's prior written consent; or

                   (iv) the Corporation fails to offer, at least 120 days prior to the Scheduled Termination Date, to extend this Agreement for at least one year beyond the Scheduled Termination Date on terms no less favorable to the Executive than the terms in effect immediately prior to the offer, and the Executive terminates his employment at the Scheduled Termination Date

(each termination event described in clauses (i) through (iv), above, being hereinafter referred to as a "Section 4(b) Termination Event"), then in addition to any payment which may be due pursuant to Section 4(a), the Corporation shall pay to the Executive, within ten days of such termination, an amount equal to the greater of (A) the amount of base salary which would have been payable to the Executive from the Actual Termination Date to the Scheduled Termination Date if the Executive had remained employed under the terms of the Agreement through the Scheduled Termination Date or (B) $275,000. Furthermore, upon the occurrence of a Section 4(b) Termination Event, all unvested stock options granted to the Executive (other than stock options granted pursuant to Section 9(a)(iii)-(v) hereof) will immediately vest as of the date of termination, and, to the extent permitted under applicable law, the Corporation shall continue to

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provide the Executive with employee benefits, at the level in effect on the date of termination, for a period of one year after the Actual Termination.

               (c) The Executive shall be entitled only to the payments described in Section 4(a) hereof if the Executive voluntarily terminates his employment for any reason other than a Section 4(b) Termination Event.

               (d) If the Executive's employment terminates, whether or not on account of a Section 4(b) Termination Event, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement, if any, on account of any remuneration attributable to any subsequent employment that he may obtain.

               (e) For purposes of this Agreement, "good reason" shall mean any event or change in circumstance which is described in Section 4(b)(ii) or
(iii), above. If the Executive believes that he has good reason to terminate his employment but he has not yet resigned, he may, in his sole discretion, provide the Corporation with written notice ("Notice of Good Reason"), stating that he believes good reason exists and that he intends to terminate his employment as a result thereof, if not cured, and describing therein the event or circumstance he asserts constitutes good reason. A Notice of Good reason can only be furnished within 60 days after the date of the first occurrence of the event or circumstance which the Executive asserts constitutes good reason (and within the 18 month or 3 month period set forth in Section 4(b)(ii) or (iii), as applicable). The Corporation shall have 45 days following receipt of the Executive's

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Notice of Good Reason within which to correct or cure the event or circumstance which constitutes the asserted good reason (the "Correction Period"). Within the Correction Period, the Corporation shall advise the Executive, in writing, either (i) that it agrees that the Executive has good reason to terminate his employment and that the Corporation cannot or does not intend to correct or cure the good reason, (ii) that it agrees with the Executive that good reason for termination of employment exists, but that the Corporation has corrected or cured, or intends to correct or cure, the good reason within the Correction Period, together with a written explanation of how that has been or will be accomplished or (iii) that it disagrees with the Executive and believes that good reason does not exist, and stating the reason for its position. Failure by the Corporation to provide any written response to the Executive's Notice of Good Reason within the Correction Period shall be deemed to be a determination by the Corporation that it disagrees with the Executive's stated position as to the existence of good reason. If the parties do not agree whether good reason for the Executive's termination of employment exists, or the Executive does not agree that the Corporation has corrected or cured the good reason within the Correction Period, or both, any such dispute shall be arbitrated or litigated pursuant to Section 17 hereof. The 18 month and 3 month period for termination of employment for good reason under Sections 4(b)(ii) and (iii), respectively, shall be tolled from the date on which the Executive furnishes a Notice of Good Reason to the Corporation through the date on which the Corporation agrees that good reason exists (and will not be corrected or cured), or the date of a final and nonappealable award or order in favor of the Executive, whichever is applicable. If the Executive resigns without furnishing a Notice of Good Reason and the parties dispute whether it is a Section 4(b) Termination Event under
Section 4(b)(ii) or (iii), any such dispute shall be subject to arbitration or litigation pursuant to Section 17 hereof.

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               (f) For purposes of this Agreement, "cause" shall mean

                   (i) the commission of a crime by the Executive which constitutes a felony;

                   (ii) the Executive's commission of any fraud, misappropriation or willful misconduct which causes material injury to the Corporation; or

                  (iii) the reckless disregard by the Executive of the substantial performance of his duties hereunder and his failure to cure such breach within ten days after notice thereof from the Corporation.

               (g) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred when

                   (i) any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or group, other than Carl C. Icahn and his affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the

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                         combined voting power of the then outstanding
                         securities of the Corporation (assuming the conversion of all outstanding convertible preferred stock of the Corporation);

                   (ii) a majority of the persons who are elected to the Board of Directors of the Corporation were not placed in nomination for that office by the Board of Directors; or

                   (iii) the Corporation combines with another company and the shareholders of the Corporation hold less than 50% of the total of all voting shares outstanding or to be outstanding as a result of the combination or the Corporation's directors constitute less than a majority of the Board of Directors of the combined entity.

         5. Noncompetition. Except as approved in writing by the Board of Directors of the Corporation, during the period from the Effective Date through the Scheduled Termination Date, and for a further continuous period thereafter ending on the first anniversary of the Actual Termination Date if the Actual Termination Date occurs during the twelve month period ending on the Scheduled Termination Date, the Executive shall not:

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               (a) Engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder, investor, lender, officer or director of a corporation (other than the Corporation), or as an employee or agent of, or consultant or advisor to, any person, partnership, corporation, joint venture or enterprise (other than the Corporation), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) any business then carried on by the Corporation as long as any like business is carried on by the Corporation or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Corporation; provided, however, that nothing herein contained shall prevent the Executive from purchasing not more than 1% of the amount of any class of securities of any publicly owned company, the securities of which are listed on a national securities exchange or registered pursuant to Section 12(g) of the Exchange Act. The Executive may make investments, without restriction on amount, in non-competitive private businesses. For the purposes of this Section 5(a), the term "any business then carried on by the Corporation" shall mean yeast based genetics, or any other area of research or production which is a significant business activity of the Corporation during the twelve (12) month period prior to the Executive's Actual Termination Date, but in no event shall such term be interpreted to mean the entire field of biotechnology; or

               (b) Solicit, raid, entice, induce or attempt to persuade any person that presently is, or at any time during the term of employment hereunder shall be (or, in the case of termination, is at the time of termination), an employee of the Corporation to become employed by any person, firm, partnership, corporation or other enterprise or entity, and the Executive shall

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not approach any such employee for such purpose or authorize the taking of such actions by any other person, firm, partnership, corporation or other enterprise or entity in taking such action.

         6.    Assignment of Rights; Confidentiality.

               (a) The Executive hereby sells, assigns and transfers to the Corporation all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the term of this Agreement are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Corporation's business or arise out of any work he performs or information he receives regarding the business of the Corporation while employed by the Corporation. The Executive shall fully disclose to the Corporation as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Corporation and without any further remuneration in any form to him by the Corporation, but at the expense of the Corporation, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Corporation may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

               (b) The Executive agrees that, during or at any time after the termination of this Agreement, he shall not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any of the Corporation's information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions,

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products, processes, equipment or any confidential or secret aspect of the business of the Corporation without the prior written consent of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors of the Corporation through sources other than the Executive.

         7. Enforcement of Noncompetition and Confidentiality Provisions. The following provisions shall apply to the covenants contained in Sections 5 and 6 hereof:

               (a) The covenants contained in Sections 5 and 6 shall apply world-wide.

               (b) Without limiting the right of the Corporation to pursue all other legal and equitable remedies, including recovery of damages, available for violation by the Executive of the covenants contained in Sections 5 and 6 hereof, the Corporation shall be entitled to specific performance of its rights under such Sections. The Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Corporation by reason of a breach by him of the provisions of Section 5 or 6 hereof, and that the Corporation would sustain irreparable harm and therefore further agrees that the Corporation shall be entitled to injunctive relief to prevent any such breach or any continuing breach thereof.

               (c) Each party intends and agrees that if, in any action or proceeding before any arbitrator, court or agency legally empowered to enforce the covenants contained in Sections 5 and 6 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise

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shall be deemed modified to the extent necessary to make it enforceable by such arbitrator, court or agency.

         8. Benefits. The Executive shall be entitled to participate in any medical, dental, retirement, pension, profit sharing or other benefit plans that the Corporation has or may establish and maintain for the benefit of employees of the Corporation. The Executive shall be reimbursed for all business travel and other expenses incidental to the performance of services hereunder in accordance with the usual practices of the Corporation, after the Executive submits written vouchers evidencing such expenses and the purposes for which the same were incurred, but in any event within 30 days after the Executive submits such vouchers. The Executive shall be entitled to reasonable vacations during each year of his employment hereunder, consistent with the policies of the Corporation with respect to executive vacations, and the Corporation shall provide the Executive with reasonable perquisites suitable to the office in the Corporation which he holds.

         9.    Stock Options.

               (a) The Corporation, acting by the Compensation Committee of the Board of Directors ("Compensation Committee"), hereby agrees to grant the Executive, under the Corporation's 1996 Incentive Plan (the "Incentive Plan") stock options in the amounts and subject to the terms set forth below, and such other terms as the Compensation Committee shall determine which are not inconsistent with this Subsection (a):

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                   (i)   a stock option to purchase 100,000 shares of the
                         Corporation's common stock, such option to vest in 36 equal monthly installments commencing on the first day of the month following the Effective Date;

                   (ii) a stock option to purchase 95,000 shares of the Corporation's common stock, such option to vest on the third anniversary of the Effective Date;

                   (iii) a stock option to purchase 20,000 shares of the
                         Corporation's common stock, such option to vest as of the date of renewal or extension (for a period of not less than two years) of the existing research collaboration agreement between the Corporation and Bristol Myers-Squibb Company, or the signing of a new research collaboration agreement between the parties (with such vesting to be effectuated only if such renewal, extension or new agreement occurs);

                   (iv) a stock option to purchase 20,000 shares of the Corporation's common stock, such option to vest as of the date of renewal or extension (for a period of not less

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                         than two years) of the existing research collaboration
                         agreement between the Corporation and Solvay Duphar B.V., or the signing of a new research collaboration agreement between the parties (with such grant to be effectuated only if such renewal, extension or new agreement occurs);

                   (v) a stock option to purchase 20,000 shares of the Corporation's common stock, such option to vest as of the date of renewal or extension (for a period of not less than two years) of the existing research collaboration agreement between the Corporation and SmithKline Beecham Corporation and SmithKline Beecham p.l.c. or the signing of a new research collaboration agreement among the parties (with such grant to be effectuated only if such renewal, extension or new agreement occurs).

For purposes of this Section 9, (A) an option shall become exercisable when it is vested and (B) each option granted pursuant to this Subsection (a) shall have a per share exercise price equal to the fair market value of a share of the Corporation's common stock on the Effective Date, as determined pursuant to the Incentive Plan.

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               (b) With respect to all stock options to be granted to the
Executive pursuant to the terms hereof, the Compensation Committee agrees that if the Executive so requests at the time of exercise, the Compensation Committee will permit the Executive to exercise any or all such options by borrowing the exercise price from the Corporation and using the proceeds thereof to exercise the options, subject to the terms and conditions of Section 5.6 of the Incentive Plan.

         10. Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Corporation may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

         11. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all proposals, commitments, writings, negotiations, discussions, agreements and understandings, oral or written, of every kind and nature between them concerning the subject matter hereof (other than the Incentive Plan or any other employee stock option plan which may be adopted during the term of the Agreement (together, the "Option Plans"), any option agreement granted under the Option Plans or otherwise, and the terms of any employee benefit plan covering the Executive).

         12. Amendments and Waivers. This Agreement may not be amended or otherwise modified except in a writing signed by both parties hereto. No discharge of the terms hereof shall be deemed valid unless by full performance by the parties or by a writing signed by the

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parties. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any other breach or violation hereof.

         13. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated above or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

         14. Successors. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including without limitation any corporation which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and the Executive, his heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be delegated.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts to be made and performed therein without giving effect to principles of conflicts of law.

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         16.   Severability. Should any part, term, condition or provision hereof or the application thereof be declared illegal, invalid or otherwise unenforceable or in conflict with any other law by a court of competent jurisdiction, the validity of the remaining parts, terms, conditions or provisions of this Agreement shall not be affected thereby, and the illegal, invalid or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact, except to the extent necessary to conform to the redrafted portions hereof.

         17.   Mediation and Arbitration; Litigation.

               (a) Any dispute relating to this Agreement, other than any dispute relating to the provisions of Sections 5, 6 or 7 hereof, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect; provided, that damages awarded in arbitration shall be limited to actual losses in compensation, bonus payments, benefits and expenses (including legal costs and expenses referenced in, and subject to the terms and conditions of, Subsection(c)), and to reinstatement. The arbitration shall be held in New York City, N.Y. and shall be decided in accordance with the laws of the State of New York.

               (b) Any action or proceeding brought to enforce or interpret the provisions of, or to determine or resolve any claim or controversy arising under, Section 5, 6 or 7 hereof, or to confirm the results of an arbitration award under Subsection(a) shall be brought in a court of competent jurisdiction in the State of New York. Both parties agree to waive their right to a jury trial in any such action or proceeding, and such waiver shall be irrevocable.

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               (c) The Corporation will pay or reimburse the Executive for all costs and expenses (including court costs and attorney's fees) incurred by Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof, but only if the Executive is the prevailing party with respect to such claim, action or proceeding.

         18. Review by Executive. The Executive acknowledges that he has carefully reviewed the terms of this Agreement and that he has not relied on the Corporation or its counsel and that this Agreement fairly and accurately reflects the terms of his employment by the Corporation.

         19. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         20. Counterparts. This Agreement may be executed in two or more counterparts.

         21. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue in effect through the earlier of the Actual Termination Date or the Scheduled Termination Date; provided, however, that Sections 4, 5, 6, 7, 9, 10, 15, 16 and 17 shall survive the termination of the Agreement except as otherwise provided therein.

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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the date first above written.


                           CADUS PHARMACEUTICAL CORPORATION

                           By:  The Compensation Committee of the Board
                                 of Directors


                                 /s/ Harold First
                                 -----------------------------------------
                                     Harold First, Member


                                 /s/ Nicole Vitullo
                                 -----------------------------------------
                                     Nicole Vitullo, Member


                                 /s/ Jack Wasserman
                                 -----------------------------------------
                                     Jack Wasserman, Member


                                 EXECUTIVE:

                                 /s/ Philip N. Sussman
                                 -----------------------------------------
                                     Philip N. Sussman


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